Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2021 Fourth Quarter

and Full Year Financial Results

•	Continued Electric and Hybrid Vehicle Application Sales Growth
•	Record Fiscal 2021 Net Sales of $1,088 Million
•	Record Fiscal 2021 Free Cash Flow
•	Company Celebrates 75th Anniversary

Chicago, IL – June 24, 2021 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting system, and power distribution applications, today announced financial results for the fourth quarter and full year of Fiscal 2021 ended May 1, 2021.

Fiscal Fourth Quarter 2021 Highlights

•	Net sales were $301.0 million
•	Electric and hybrid vehicle applications were 13 percent of net sales
•	Net income was $31.1 million, or $0.81 per diluted share
•	Net cash provided by operating activities was $36.0 million
•	Purchased 167,949 shares of common stock for $7.5 million

Consolidated Fiscal Fourth Quarter 2021 Financial Results

Methode's net sales were $301.0 million, which included a favorable foreign currency impact of $11.5 million, compared to $210.6 million in the same quarter of fiscal 2020. Excluding the foreign currency impact, net sales were up 37% compared to the same quarter of fiscal 2020. The increase was mainly due to lower sales in the prior year quarter from the impact of the COVID-19 pandemic and to higher sales of electric and hybrid vehicle products in the current quarter.

Gross margin as a percentage of sales was 25.1 percent, compared to 28.1 percent in the same quarter of fiscal 2020. The decrease was primarily due to higher material and logistic costs resulting from supply chain shortages and disruptions.

Selling and administrative expense as a percentage of sales was 12.3 percent, compared to 8.6 percent in the same quarter of fiscal 2020. Selling and administrative expense increased $18.9 million from the same quarter of fiscal 2020 primarily due to higher stock and performance-based cash compensation expenses, mainly as a result of compensation accrual reversals in the prior year quarter related to the negative impact of the COVID-19 pandemic on the fiscal 2020 financial performance measures.

Other income was $3.8 million, compared to $5.9 million in the same quarter of fiscal 2020. The decrease was primarily due to lower government assistance, which was partially offset by favorable foreign exchange.

Income tax expense was $5.5 million, compared to $10.0 million in the same quarter of fiscal 2020. The decrease was primarily due to an increase in tax reserves in the prior year quarter and lower pre-tax income in the current year quarter. The effective tax rate was 15.0%, compared to an effective tax rate of 24.9% in the same quarter of fiscal 2020.

Net income was $31.1 million, or $0.81 per diluted share, compared to $30.1 million, or $0.79 per diluted share, in the same quarter of fiscal 2020.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $50.8 million, compared to $54.5 million in the same quarter of fiscal 2020.

Debt was $240.1 million at the end of the quarter, compared to $352.1 million at the end of fiscal 2020. The decrease was mainly due to the fiscal 2021 third quarter repayment of the $100 million precautionary draw on the company’s revolving credit facility due to the COVID-19 pandemic. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $6.9 million, compared to $134.8 million at the end of fiscal 2020.

Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $31.2 million, compared to $47.8 million in the same quarter of fiscal 2020. The decrease was mainly due to higher working capital to support increased sales.

On March 31, 2021, the Board of Directors authorized the purchase of up to $100.0 million of Methode common stock. As of May 1, 2021, the company purchased and retired 167,949 shares of common stock for $7.5 million.

Segment Fiscal Fourth Quarter 2021 Financial Results

Comparing the Automotive segment's quarter to the same quarter of fiscal 2020,

•

Net sales were $204.4 million, up $68.9 million, or 50.8% from $135.5 million. The increase was mainly due to lower sales in the prior year quarter from the impact of the pandemic and to higher sales of electric and hybrid vehicle products in the current quarter. The segment net sales in the quarter were positively impacted $8.3 million from foreign currency translation.

•

Gross margin as a percentage of sales was 19.7 percent, down from 23.3 percent primarily due to higher material and logistic costs resulting from supply chain shortages mainly related to semiconductors as well as an unfavorable mix of goods and services sales.

•	Income from operations was $23.9 million, up $0.7 million, or 3.0% from $23.2 million.

Comparing the Industrial segment's quarter to the same quarter of fiscal 2020,

•

Net sales were $81.5 million, up $25.9 million or 46.6% from $55.6 million. The increase was mainly due to higher sales of commercial vehicle lighting solutions and EV busbar products. The segment net sales in the quarter were also positively impacted $3.2 million from foreign currency translation.

•

Gross margin as a percentage of sales was 40.0 percent, up from 39.7 percent due to the higher sales volume partially offset by higher material and logistic costs resulting from supply chain shortages.

•	Income from operations was $24.3 million, up $9.7 million, or 66.4% from $14.6 million primarily due to higher sales volume.

Comparing the Interface segment's quarter to the same quarter of fiscal 2020,

•	Net sales were $14.2 million, down $4.9 million or 25.7% from $19.1 million primarily due to lower sales volume of appliance products.
•	Gross margin as a percentage of sales was 15.5 percent, down from 28.8 percent primarily due to the lower sales volume resulting from supply chain shortages mainly related to semiconductors.
•	Income from operations was $1.5 million, down from $4.9 million.

Comparing the Medical segment's quarter to the same quarter of fiscal 2020,

•	Net sales were $0.9 million, up from $0.4 million. The higher net sales were due to product acceptance at a major hospital system.
•	Loss from operations was $0.5 million, compared to a loss of $1.1 million.

Fiscal 2021

For full year Fiscal 2021 ended May 1, 2021, the company's accounting period included 52 weeks compared to 53 weeks for Fiscal 2020 ended May 2, 2020. The following discussions of comparative results should be reviewed in this context.

Methode's net sales were a record $1,088.0 million, which included a favorable foreign currency impact of $26.7 million, compared to $1,023.9 million in fiscal 2020. Excluding the foreign currency impact, net sales were up 3.7% compared to fiscal 2020, primarily due to higher sales in the Automotive and Industrial segments.

Net income was $122.3 million, or $3.19 per diluted share, compared to $123.4 million, or $3.26 per diluted share, in fiscal 2020. The decrease was mainly due to higher material costs related to supply chain disruptions and higher selling and administrative expense primarily due to higher performance-based cash and stock-based compensation expense, which were partially offset by lower tax expense.

EBITDA, a non-GAAP financial measure, was $191.6 million, compared to $207.1 million in fiscal 2020. The decrease was mainly due to higher material costs and the higher selling and administrative expense.

Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was a record $154.9 million, compared to $95.5 million in fiscal 2020. The increase was mainly due to working capital improvements and lower purchases of property, plant and equipment.

75 Years ago, on May 20, 1946, Methode Electronics was founded by William J. McGinley in Chicago, Illinois. The company started with the production of tube-sockets used in radios and early television sets. It was named from an anagram of a good manufacturing method and the electrode and cathode of a vacuum tube, forming Methode. Today, Methode is a world class manufacturer and continues to develop new technology and innovative solutions for our customers worldwide.

Fiscal 2022 First Quarter and Full Year Guidance

Given the near-term uncertainty resulting from supply chain disruptions, the company is providing guidance for the fiscal first quarter in addition to the full year. The company expects net sales for the fiscal first quarter to be in the range of $285 to $300 million and diluted earnings per share to be in the range of $0.68 to $0.80.

For the fiscal year 2022, the company expects net sales in to be in the range of $1,175 to $1,235 million and diluted earnings per share to be in the range of $3.35 to $3.75.

Both the guidance for the first quarter and the full year are subject to disruption due to a variety of factors including the ongoing semiconductor shortage and other supply chain disruptions.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Despite supply chain challenges in the quarter, Methode was able to achieve the high end of our sales guidance and again increase our EV sales. The quarter illustrated what the Methode team does best – recognize a challenge early, work with the customer to develop solutions, and then execute. The result was a record year for sales and free cash flow coupled with a strong order flow."

Mr. Duda added, "The strength of our balance sheet enabled us to not only initiate a stock buyback program in the fourth quarter, but subsequent to quarter end we also announced a 27% increase to our dividend. Both of these actions deliver on our commitment to a balanced capital allocation approach."

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses certain non-GAAP financial measures, such as EBITDA, Net Debt, and Free Cash Flow. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Management believes EBITDA is useful to investors as it is a measure that is commonly used by other companies in our industry and provides a comparison for investors to the company’s performance versus its competitors. Management believes Net Debt is a meaningful measure to investors because management assesses the company’s leverage position after considering available cash that could be used to repay outstanding debt. Management believes Free Cash Flow is a meaningful measure to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain the company’s asset base and which are expected to generate future cash flows from operations. Prior to Fiscal 2021 the definition of Free Cash Flow was net income plus depreciation and amortization less capital expenditures. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ronald L. G. Tsoumas, today at 10:00 a.m. CDT.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through July 8, 2021, by dialing 877-481-4010 and providing passcode 41401. A webcast replay will also be available through the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East, and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Forward-Looking Statements

This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: 1) Impact from pandemics, such as the COVID-19 pandemic; 2) Dependence on the automotive and commercial vehicle industries; 3) Dependence on our supply chain, including semiconductor suppliers; 4) Dependence on a small number of large customers, including two large automotive customers; 5) Dependence on the availability and price of materials; 6) Failure to attract and retain qualified personnel; 7) Timing, quality and cost of new program launches; 8) Risks related to conducting global operations; 9) Ability to compete effectively; 10) Investment in programs prior to the recognition of revenue; 11) Ability to withstand pricing pressures, including price reductions; 12) Impact from production delays or cancelled orders; 13) Ability to successfully benefit from acquisitions and divestitures; 14) Ability to withstand business interruptions; 15) Breaches to our information technology systems; 16) Ability to keep pace with rapid technological changes; 17) Ability to protect our intellectual property; 18) Costs associated with environmental, health and safety regulations; 19) International trade disputes resulting in tariffs and our ability to mitigate tariffs; 20) Impact from climate change and related regulations; 21) Ability to avoid design or manufacturing defects; 22) Recognition of goodwill and long-lived asset impairment charges; 23) Ability to manage our debt levels and any restrictions thereunder; 24) Currency fluctuations; 25) Income tax rate fluctuations; 26) Judgments related to accounting for tax positions; 27) Adjustments to compensation expense for performance-based awards; 28) Timing and magnitude of costs associated with restructuring activities; and 29) Impact to interest expense from the replacement or modification of LIBOR.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	May 1, 2021	May 2, 2020	May 1, 2021	May 2, 2020
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(53 Weeks)
Net sales	$301.0	$210.6	$1,088.0	$1,023.9

Cost of products sold	225.4	151.4	813.9	741.0

Gross profit	75.6	59.2	274.1	282.9

Selling and administrative expenses	37.1	18.2	126.9	116.8
Amortization of intangibles	4.8	4.7	19.3	19.0

Income from operations	33.7	36.3	127.9	147.1

Interest expense, net	0.9	2.1	5.2	10.1
Other income, net	(3.8)	(5.9)	(12.2)	(11.7)

Income before income taxes	36.6	40.1	134.9	148.7

Income tax expense	5.5	10.0	12.6	25.3

Net income	$31.1	$30.1	$122.3	$123.4

Basic and diluted income per share:
Basic	$0.82	$0.80	$3.22	$3.28
Diluted	$0.81	$0.79	$3.19	$3.26

Cash dividends per share	$0.11	$0.11	$0.44	$0.44

Weighted average number of shares outstanding:
Basic	38,104,331	37,587,742	38,038,615	37,574,671
Diluted	38,539,093	38,216,658	38,306,286	37,844,470

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	May 1, 2021	May 2, 2020
ASSETS
Current assets:
Cash and cash equivalents	$233.2	$217.3
Accounts receivable, net	282.5	188.5
Inventories	124.2	131.0
Income taxes receivable	11.5	12.9
Prepaid expenses and other current assets	22.6	15.9
Total current assets	674.0	565.6
Long-term assets:
Property, plant and equipment, net	204.0	201.9
Goodwill	235.6	231.6
Other intangible assets, net	229.4	244.8
Operating lease right-of-use assets, net	22.3	23.5
Deferred tax assets	41.2	31.4
Pre-production costs	25.0	37.1
Other long-term assets	35.5	34.7
Total long-term assets	793.0	805.0
Total assets	$1,467.0	$1,370.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$122.9	$73.8
Accrued employee liabilities	33.5	19.1
Other accrued liabilities	25.0	18.5
Short-term operating lease liabilities	6.1	5.5
Short-term debt	14.9	15.3
Income tax payable	20.3	11.6
Total current liabilities	222.7	143.8
Long-term liabilities:
Long-term debt	225.2	336.8
Long-term operating lease liabilities	17.5	20.4
Long-term income taxes payable	24.8	29.3
Other long-term liabilities	20.5	15.3
Deferred tax liabilities	38.3	41.6
Total long-term liabilities	326.3	443.4
Total liabilities	549.0	587.2
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 39,644,913 shares and 38,438,111 shares issued as of May 1, 2021 and May 2, 2020, respectively	19.8	19.2
Additional paid-in capital	157.6	150.7
Accumulated other comprehensive income (loss)	6.1	(26.9)
Treasury stock, 1,346,624 shares as of May 1, 2021 and May 2, 2020	(11.5)	(11.5)
Retained earnings	746.0	651.9
Total shareholders' equity	918.0	783.4
Total liabilities and shareholders' equity	$1,467.0	$1,370.6

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Fiscal Year Ended
	May 1, 2021	May 2, 2020
	(52 Weeks)	(53 Weeks)
Operating activities:
Net income	$122.3	$123.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51.5	48.3
Stock-based compensation expense	6.8	0.3
Change in cash surrender value of life insurance	(2.0)	—
Amortization of debt issuance costs	0.7	0.7
Loss (gain) on sale of business/investment/property	1.3	(0.4)
Change in deferred income taxes	(9.6)	8.0
Other	2.0	(0.2)
Changes in operating assets and liabilities:
Accounts receivable	(81.9)	27.4
Inventories	11.3	(15.8)
Prepaid expenses and other assets	17.9	(3.6)
Accounts payable and other liabilities	59.5	(47.5)
Net cash provided by operating activities	179.8	140.6

Investing activities:
Purchases of property, plant and equipment	(24.9)	(45.1)
Sale of business/investment/property	0.1	0.6
Net cash used in investing activities	(24.8)	(44.5)

Financing activities:
Taxes paid related to net share settlement of equity awards	(3.9)	(0.4)
Repayments of finance leases	(0.5)	(0.7)
Proceeds from exercise of stock options	0.8	—
Purchase of common stock	(6.7)	—
Cash dividends	(17.4)	(16.3)
Proceeds from borrowings	1.5	157.5
Repayments of borrowings	(116.7)	(98.4)
Net cash (used in) provided by financing activities	(142.9)	41.7
Effect of foreign currency exchange rate changes on cash and cash equivalents	3.8	(3.7)
Increase in cash and cash equivalents	15.9	134.1
Cash and cash equivalents at beginning of the year	217.3	83.2
Cash and cash equivalents at end of the year	$233.2	$217.3

Supplemental cash flow information:
Cash paid during the period for:
Interest	$5.3	$9.9
Income taxes, net of refunds	$16.0	$21.1
Operating lease obligations	$9.3	$8.7

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions)

	Three Months Ended		Fiscal Year Ended
	May 1, 2021	May 2, 2020	May 1, 2021	May 2, 2020
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(53 Weeks)
EBITDA:
Net income	$31.1	$30.1	$122.3	$123.4
Income tax expense	5.5	10.0	12.6	25.3
Interest expense, net	0.9	2.1	5.2	10.1
Amortization of intangibles	4.8	4.7	19.3	19.0
Depreciation	8.5	7.6	32.2	29.3
EBITDA	$50.8	$54.5	$191.6	$207.1

	Three Months Ended		Fiscal Year Ended
	May 1, 2021	May 2, 2020	May 1, 2021	May 2, 2020
	(13 Weeks)	(13 Weeks)	(52 Weeks)	(53 Weeks)
Free Cash Flow:
Net cash provided by operating activities	$36.0	$58.0	$179.8	$140.6
Purchases of property, plant and equipment	(4.8)	(10.2)	(24.9)	(45.1)
Free cash flow	$31.2	$47.8	$154.9	$95.5

	May 1, 2021	May 2, 2020
Net Debt:
Short-term debt	$14.9	$15.3
Long-term debt	225.2	336.8
Total debt	240.1	352.1
Less: cash and cash equivalents	(233.2)	(217.3)
Net debt	$6.9	$134.8